Cavico Announces Reverse Stock Split

HANOI, VIETNAM -- August 19, 2009 -- Cavico Corp. (OTC BB: CVIC.OB), a leading infrastructure development company based in Vietnam, today announced the effectiveness of a forty-for-one reverse stock split of its common stock.  The reverse stock split will take effect at the open of business August 19, 2009. The new symbol at the opening of trading will be CAVO.OB.

The forty-for-one reverse stock split will automatically convert forty shares of the Company's common stock into one share of common stock. The reverse stock split will reduce the number of shares of the Company's common stock outstanding from approximately 130 million to approximately 3.275 million shares. The reverse stock split will affect all issued and outstanding shares of the Company's common stock, and shares of common stock underlying stock options and warrants that are outstanding immediately prior to the effective date of the reverse stock split.  Fractional shares will be rounded up to the next whole share, including fractional shares that are less than one share. The Company's common stock will start trading on a split-adjusted basis on August 19, 2009.

Mr. Hung Manh Tran, executive vice president of Cavico Corp., said, "We believe the reverse stock split will better position our company in our efforts to apply for a listing on the Nasdaq exchange. Our goal is to work towards meeting these listing standards, and the reverse split of our shares will place us one significant step closer to achieving this goal. Moreover, the Company believes that a higher share price would broaden Cavico's ability to attract new investors to our compelling story."

About Cavico Corp.

Cavico Corp. is focused on large infrastructure projects, which include the construction of hydropower facilities, dams, bridges, tunnels, roads, mines and urban buildings. Cavico is also making investments in hydropower facilities, cement production plants and urban developments in Vietnam.  The company employs more than 3,000 employees on projects worldwide, with offices throughout Vietnam and a satellite office in Australia.

Founded in 2000, Cavico is a major infrastructure construction, infrastructure investment and natural resources conglomerate headquartered in Hanoi, Vietnam. Cavico is highly respected for its core competency in the construction of mission-critical infrastructure including hydroelectric plants, highways, bridges, tunnels, ports and urban community developments. One of the Company’s primary competitive advantages is its ability to nurture a project “from concept through completion” with a vertical portfolio of interrelated investment, permitting, design, construction management and facility maintenance services. Cavico’s project partners include top multi-national corporations and government organizations. The Company employs more than 3,000 full-time, part-time, and seasonal workers. For more information, visit http://www.cavicocorp.com. Information on the Company’s Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to obtain the necessary financing to continue and expand operations, to market its construction services  in new markets and to offer construction services at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems; the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities. These statements include, without limitation, statements regarding our ability to prepare the Company for growth, the Company’s planned expansions, and predictions and guidance relating to the Company’s future financial performance. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cavico Contact: Timothy Pham, Vice President and Director Cavico Corp. Tel: 714-843-5456 cavicohq@cavico.us	CCG Investor Relations Inc. Roger Ellis, Senior Vice President 10960 Wilshire Blvd., Suite 2050 Los Angeles, CA 90024 Tel: 310- 477-9800 Roger.ellis@ccgir.com http://www.ccgir.com